SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           E. W. BLANCH HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of
    Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:




                          E.W. BLANCH HOLDINGS, INC.
--------------------------------------------------------------------------------
                            3500 West 80th Street
                         Minneapolis, Minnesota 55431


                                                                March 24, 1997


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of E.
W. Blanch Holdings, Inc. to be held at the Hyatt Regency Hill Country Resort, 9800 Hyatt Resort Drive, San Antonio, Texas 78251, on Thursday, April 24, 1997, at 10:30 A.M. Central Daylight Time. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to vote your proxy. On behalf of your Board of Directors, thank you for your continued support of and interest in E. W. Blanch Holdings, Inc.

                                        Sincerely,


                                        /s/ Edgar W. Blanch, Jr.
                                        Edgar W. Blanch, Jr.
                                        Chairman and Chief Executive Officer



                         E. W. BLANCH HOLDINGS, INC.
                            3500 WEST 80TH STREET
                         MINNEAPOLIS, MINNESOTA 55431

                             ---------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 24, 1997
                             ---------------------

Notice is hereby given that the Annual Meeting of Shareholders of E. W. Blanch Holdings, Inc. (the "Company") will be held at the Hyatt Regency Hill Country Resort, 9800 Hyatt Resort Drive, San Antonio, Texas 78251, on Thursday, April 24, 1997, at 10:30 A.M. Central Daylight Time for the following purposes:

         1. To elect two Class I directors to serve until the Annual Meeting of Shareholders in 2000 and until their respective successors are duly elected and qualified;

         2. To approve the E. W. Blanch Holdings, Inc. Restricted Stock Incentive Plan;

         3.       To approve the E. W. Blanch Holdings, Inc. Management
                  Incentive Plan;

         4.       To approve an amendment to the Employee Stock Purchase Plan;

         5. To approve an amendment to the E. W. Blanch Holdings, Inc. 1993 Stock Incentive Plan;

         6. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year; and

         7. To act upon any other business that may properly be brought before the Annual Meeting.

The close of business on March 3, 1997 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Enclosed for your information is the Company's Annual Report for the year ended December 31, 1996.

                              By Order of the Board of Directors

                              /s/ Daniel P. O'Keefe
                              Daniel P. O'Keefe
                              SECRETARY

March 24, 1997



                         E. W. BLANCH HOLDINGS, INC.
                            3500 WEST 80TH STREET
                         MINNEAPOLIS, MINNESOTA 55431

                              -------------------
                               PROXY STATEMENT
                              -------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 24, 1997

                INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of E. W. Blanch Holdings, Inc. (the "Company") for use at the Annual Meeting of Shareholders, which will be held at 10:30 A.M. Central Daylight Time on Thursday, April 24, 1997, at the Hyatt Regency Hill Country Resort, 9800 Hyatt Resort Drive, San Antonio, Texas 78251, and at any adjournment thereof.

The Board of Directors is aware of six items of business to be considered at the Annual Meeting: (1) the election of two Class I directors to serve until the Annual Meeting of Shareholders in 2000 and until their respective successors are duly elected and qualified; (2) approval of the E. W. Blanch Holdings, Inc. Restricted Stock Incentive Plan; (3) approval of the E. W. Blanch Holdings, Inc. Management Incentive Plan; (4) approval of an amendment to the Employee Stock Purchase Plan; (5) approval of an amendment to the Company's 1993 Employee Stock Incentive Plan; and (6) ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year. The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Board of Directors recommends that an affirmative vote be cast in favor of all of the proposals listed above.

The giving of a proxy does not preclude a shareholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, shareholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. All returned proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR election of the Class I directors named herein, FOR approval of the Restricted Stock Incentive Plan, FOR approval of the Management Incentive Plan, FOR approval of an amendment to the Employee Stock Purchase Plan, FOR approval of the amendment to the 1993 Stock Incentive Plan, and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year.

Only shareholders of record at the close of business on March 3, 1997 are entitled to vote at the Annual Meeting or any adjournment thereof. As of said date, 12,561,266 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), were outstanding and entitled to one vote per share on all matters submitted to shareholders. A list of shareholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 3500 West 80th Street, Minneapolis, Minnesota 55431 and at the Annual Meeting.

This proxy solicitation material is being mailed on or about March 24, 1997 to shareholders as of the record date with a copy of the Company's 1996 Annual Report to Shareholders, which includes financial statements for the period ended December 31, 1996.

Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy card. The holders of a majority of the Common Stock outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Annual Meeting.

Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular director (whether as a result of a direction to withhold or a broker nonvote) will not be counted in such director's favor.

All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, to constitute the action of the shareholders. If an executed proxy card is returned and the shareholder has voted "abstain" on any matter (or "withhold authority" as to the election of any Director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company.

                            ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of two Directors expires. It is the intention of the Board that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of Joseph D. Sargent and Frank S. Wilkinson, Jr. as Directors to hold office for a term of three years until the Annual Meeting of Shareholders in 2000 and until their respective successors are duly elected and qualified.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The election of Directors requires a plurality of the votes cast at the Annual Meeting, in person or by proxy. The proxies cannot be voted for a greater number of persons than the two named nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE
NOMINEES.

The following sets forth information regarding each nominee and the remaining Directors who will continue in office after the Annual Meeting.

NOMINEES FOR CLASS I DIRECTORS
(TERMS EXPIRING IN 2000)
JOSEPH D. SARGENT (67)--Mr. Sargent has served as a Director of the Company since April 1993. Mr. Sargent has served as Chairman of Connecticut Surety Corporation since January 1993. Mr. Sargent served as the Chief Executive Officer of Conning & Company from 1970 to 1990 and as Vice Chairman until 1993. Connecticut Surety Corporation is a surety operation formed in conjunction with the venture capital operations of Conning & Company. Mr. Sargent is also the former Chairman of S-K-I Ltd., the largest publicly held ski resort in the United States. He currently serves as a director of MMI Companies, Inc., Trenwick Group, Inc., Policy Management Systems Corporation, Mutual Risk Management Ltd. and Executive Risk, Inc.

FRANK S. WILKINSON, JR. (57)--Mr. Wilkinson has served as Executive Vice President and a Director of the Company since its formation in March 1993. Mr. Wilkinson has been associated with predecessors of the Company since 1969. From 1979 to 1993, he served as Executive Vice President of those predecessors. He is currently serving as Chairman of the Board and Chief Executive Officer of the Company's wholly owned subsidiaries, Paragon Reinsurance Risk Management Services, Inc. and E. W. Blanch Capital Risk Solutions, Inc.

CLASS II DIRECTORS
(TERMS EXPIRING IN 1998)
JAMES N. LAND, JR. (67)--Mr. Land has served as a Director of the Company since April 1993 and as a corporate financial consultant to a number of companies since October 1976. Mr. Land currently serves on the Board of Directors of Raytheon Company. In addition, Mr. Land served on the Executive Committee of the Board of Directors of The First Boston Corporation from 1967 to 1976.

CHRIS L. WALKER (39)--Mr. Walker has served as President and Chief Operating Officer of the Company since July 1995, as Executive Vice President from March 1993 to July 1995 and as a Director of the Company since October 1994. Mr. Walker has been associated with predecessors of the Company since 1980. From 1985 to 1990, he served as Vice President, from 1990 to 1993, he served as Senior Vice President, and from February 1993 to March 1993, he served as Executive Vice President of those predecessors. He is currently serving as Chairman of the Board and Chief Executive Officer of the Company's wholly owned subsidiary, E. W. Blanch Co., Inc.

PAUL B. INGREY (57)--Mr. Ingrey has served as a Director of the Company since January 1997. Mr. Ingrey recently retired from F&G Re, which he helped found and where he served as Chairman of the Board and Chief Executive Officer from January 1996 until his retirement. Prior to 1996, Mr. Ingrey served as President of F&G Re. F&G Re is a reinsurance company and a division of United States Fidelity and Guaranty Company.

CLASS III DIRECTORS
(TERMS EXPIRING IN 1999)
EDGAR W. BLANCH, JR. (60)--Mr. Blanch has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its formation in March 1993. Mr. Blanch has been associated with predecessors of the Company since 1958. From 1976 to 1993, he served as Chief Executive Officer of those predecessors.

WILLIAM B. MADDEN (58)--Mr. Madden has served as a Director of the Company since April 1993 and as the President of Madden Securities Corporation, a general securities and investment banking firm, since 1986. Mr. Madden currently is the Chairman of the Board of Directors of Mercantile Bank and Trust and serves as a director of Pillowtex Corporation.

STEVEN G. ROTHMEIER (50)--Mr. Rothmeier has served as a Director of the Company since April 1993 and as Chairman of the Board of Directors and Chief Executive Officer of Great Northern Capital Corporation, a private investment management and merchant banking firm, since March 1993. Mr. Rothmeier served as President of IAI Capital Group, a venture capital and merchant banking firm, from 1989 to 1993 and as Chairman of the Board of Directors and Chief Executive Officer of NWA, Inc. and Northwest Airlines Inc. from 1985 to 1989. Mr. Rothmeier currently is a director of Honeywell Inc., Department 56, Inc., Precision Castparts Corp., and WMX Technologies, Inc.


BOARD OF DIRECTORS AND COMMITTEES
Compensation Committee

The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Messrs. Ingrey, Land, Madden, Rothmeier and Sargent. The Compensation Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation Committee also grants awards under the Company's stock incentive plan.

AUDIT COMMITTEE
The Audit Committee of the Board of Directors (the "Audit Committee") consists of Messrs. Ingrey, Land, Madden, Rothmeier and Sargent. The Audit Committee submits recommendations to the Board of Directors with respect to the selection of the Company's independent auditors and with respect to any other matters it deems appropriate. It reviews the annual financial statements of the Company with the Company's independent auditors, the practices and procedures adopted by the Company in the preparation of such statements and the independent auditor's annual scope of audit.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES
During the fiscal year ended December 31, 1996, the Board of Directors held eight meetings, the Compensation Committee held four meetings and the Audit Committee held four meetings. All Directors attended more than 75% of the meetings of the Board of Directors and committees on which they served.

DIRECTORS' COMPENSATION
Directors of the Company who are not officers or employees of the Company receive a fee of $6,000 per quarter plus $1,000 per meeting, including committee meetings, attended. Directors of the Company who are officers or employees of the Company do not receive additional compensation for their services as a Director. No Director receives additional compensation for serving on a committee other than the fee for attendance at committee meetings. Directors of the Company who are not officers or employees of the Company may elect to receive their fees in the form of Common Stock of the Company, or to defer receipt of such fees and have the deferred amounts treated as if invested in Common Stock, pursuant to the Company's Non-Employee Directors' Stock Plan.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 3, 1997: (i) by each Director; (ii) by each of the executive officers included in the Summary Compensation Table set forth under the caption "Executive Compensation;" (iii) by all Directors and executive officers of the Company as a group; and (iv) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                        AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP   PERCENT OF CLASS
------------------------                --------------------   ----------------
Edgar W. Blanch, Jr.                           678,253(1)            4.79%

Paul B. Ingrey                                  21,500(2)             *

James N. Land, Jr.                               5,000                *

William B. Madden                                1,000                *

Steven G. Rothmeier                              4,000                *

Joseph D. Sargent                                3,500                *

Chris L. Walker                                214,764               1.52%

Frank S. Wilkinson, Jr.                        686,373(3)            4.85%

Tom S. Nelson                                   55,068(4)             *

Ian David Packer                                 2,500                *

All directors and executive officers
 as a group (10 persons)                     1,671,958              11.82%

Quest Advisory Corp.                           848,000(5)            5.99%
1414 Avenue of the Americas
New York, NY 10019

-----------------
*    Indicates ownership of less than 1% of the outstanding Common Stock.
(1) Includes 71,660 shares of Common Stock beneficially owned by the Christina Sozio Blanch Trust and which, due to Mr. Blanch's position as trustee of such Trust, may be deemed to be beneficially owned by him.

(2) Includes 10,000 shares of Common Stock beneficially owned by a family trust and which, due to Mr. Ingrey's position as trustee of such trust, may be deemed to be beneficially owned by him.

(3) Includes 7,400 shares of Common Stock beneficially owned by charitable and minors' trusts and which, due to Mr. Wilkinson's position as trustee of such trusts, may be deemed to be beneficially owned by him.

(4) Includes 25,000 shares of Common Stock beneficially owned by Mr. Nelson's spouse as to which he disclaims beneficial ownership.

(5) Based on a Schedule 13G dated February 3, 1997 prepared by Quest Advisory Corp.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 1996 all directors and executive officers of the Company complied with their Section 16(a) filing requirements, except that the Form 3 Initial Statement of Beneficial Ownership was filed late for Mr. Packer.

                            EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                         AWARDS
                                                ANNUAL COMPENSATION                  ------------
                                  ----------------------------------------------      SECURITIES
                                                                     OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS       COMPENSATION     OPTIONS(#)       COMPENSATION
---------------------------       ----      ------       -----       ------------     -----------      ------------
Edgar W. Blanch, Jr.              1996     $895,000     $   --         $25,000(1)          --            $76,813(2)
 Chairman of the Board,           1995     $895,000     $   --         $ 7,043             --            $73,335
  Chief Executive Officer         1994     $895,000     $200,000       $25,000             --            $73,335
  and Director

Frank S. Wilkinson, Jr.           1996     $437,380     $ 31,250       $20,000(1)          --            $39,014(2)
 Executive Vice President         1995     $437,380     $ 31,250       $ 7,116             --            $39,014
  and Director                    1994     $437,380     $137,500       $ 4,360             --            $39,014

Chris L. Walker                   1996     $475,000     $   --         $ 2,000(1)        40,000          $36,498(2)
 President, Chief Operating       1995     $416,667     $   --         $   250           30,000          $45,727
  Officer and Director            1994     $275,000     $200,000          --               --            $41,535

Ian D. Packer(3)                  1996     $150,000     $   --         $19,919(1)          --            $   311(2)
 Executive Vice President
  and Chief Financial Officer

Tom S. Nelson                     1996     $250,000     $   --         $ 1,200(1)          --            $20,158(2)
 Executive Vice President         1995     $250,000     $   --         $   250           30,000          $20,012
  and Chief Accounting            1994     $175,000     $ 79,000          --               --            $13,753
  Officer

------------------
(1) "Other Annual Compensation" includes: (a) financial planning and tax preparation fees, with respect to Messrs. Blanch, Wilkinson, Walker and Nelson and (b) reimbursements of taxable income incurred in relocation expenses, with respect to Mr. Packer.
(2)  "All Other Compensation" for 1996 includes:
     (a) Contribution at 7.5% of salary pursuant to the Company's retirement plan, subject to the Internal Revenue Code limitation of $11,250, with the remainder being paid in cash to Mr. Blanch ($55,875), Mr. Wilkinson ($21,554), Mr. Walker ($24,375) and Mr. Nelson ($7,500).
     (b) Group term life taxable income with regard to Mr. Blanch ($9,688), Mr. Wilkinson ($6,210), Mr. Walker ($873), Mr. Packer ($311), and Mr. Nelson ($1,408).
(3)  Mr. Packer was hired on July 1, 1996.


                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR



                                                                                            POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                           ------------------------------------------------------------        ANNUAL RATES OF
                           NUMBER OF         % OF TOTAL                                          STOCK PRICE
                           SECURITIES       OPTIONS/SARS                                       APPRECIATION
                           UNDERLYING        GRANTED TO      EXERCISE OR                       FOR OPTION TERM
                           OPTIONS/SARS     EMPLOYEES IN     BASE PRICE      EXPIRATION        ---------------
                           GRANTED (#)      FISCAL YEAR        ($/SH)           DATE           5%          10%
                           -----------      -----------        ------           ----           --          ---
Edgar W. Blanch, Jr.            --             --                --              --               --           --
Frank S. Wilkinson, Jr.         --             --                --              --               --           --
Chris L. Walker(1)            25,000           10.46%          $22.75         1/25/06       $352,594     $898,336
                              15,000            6.28%          $22.00         4/25/06       $158,668     $448,123
Tom S. Nelson                   --             --                --              --               --           --
Ian D. Packer                   --             --                --              --               --           --

-------------------
(1) Options vest one-third after three years from date of grant, and one-third after the fourth and fifth years from date of grant. Options are subject to tax withholding at the time of exercise. Vesting of non-vested options accelerates in the event of a change in control.


             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES


                          NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED IN-THE-
                        UNEXERCISED OPTIONS/SARS AT FY-END(#)   MONEY OPTIONS/SARS AT FY-END ($)
                        -------------------------------------   --------------------------------
                           EXERCISABLE     UNEXERCISABLE        EXERCISABLE    UNEXERCISABLE(1)
                           -----------     -------------        -----------    ----------------
Edgar W. Blanch, Jr.            --              --                   --               --
Frank S. Wilkinson, Jr.         --              --                   --               --
Chris L. Walker               9,990           90,010              $16,234          $32,516
Tom S. Nelson                 6,660           43,340              $10,823          $21,678
Ian D. Packer                   --              --                   --               --

--------------------
(1) Based on $20.125 per share, which was the closing price of a share of the Common Stock on the New York Stock Exchange on December 31, 1996.

EMPLOYMENT AGREEMENTS
On May 6, 1993, the Company entered into employment agreements (the "Employment Agreements") with Messrs. Blanch, Wilkinson, Walker and Nelson (each, an "Executive"). The Employment Agreements provide for an initial term of three years and are renewable thereafter on a month-to-month basis. The Employment Agreements provide for a minimum annual salary as follows: Mr. Blanch, $895,000; Mr. Wilkinson, $437,380; Mr. Walker, $275,000; and Mr. Nelson, $175,000.

Pursuant to the terms of the Employment Agreements, each Executive is prohibited from competing against the Company for a period ending two years after the termination of the Executive's employment with the Company.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board has the overall responsibility for compensation actions affecting the Company's executive officers. The Compensation Committee's responsibilities include approving base and incentive compensation. The Compensation Committee is comprised entirely of Directors who are neither current nor former employees of the Company. There are no compensation committee interlocks, i.e., no executive officer of the Company serves as a member of the board of directors or compensation committee of another entity that has an executive officer serving on the Board or the Compensation Committee.

The goal of the Company's executive compensation program is to encourage performance, as well as to attract and retain the management talent required to operate the Company successfully. The program has also been designed to create a strong and direct link between the compensation of the Company's executive officers, on the one hand, and the Company's long range success and shareholder value, on the other hand.

BASE COMPENSATION
The Committee reviews and approves annually all salary increases for executive officers. As discussed above, minimum annual base salaries were established pursuant to the Employment Agreements that were entered into with certain executive officers at the time of the Company's initial public offering in 1993. Base salaries are adjusted in the discretion of the Committee based on the level of responsibility and the individual performance of each officer. Determinations with respect to base salaries are primarily subjective and are not targeted to any specific criteria.

During 1996, the Company paid base compensation to each of the executive officers as follows: Mr. Blanch, $895,000; Mr. Wilkinson, $437,380; Mr. Walker, $475,000; Mr. Nelson, $250,000; and Mr. Packer, $150,000. Mr.
Packer's base compensation reflects a hire date of July 1, 1996. No increases in base compensation for executive officers have been approved, or are presently contemplated, for 1997, except that it is expected Mr. Blanch's compensation will be increased to $1 million, subject to potential restrictions and deferrals in order to comply with Section 162(m) of the Internal Revenue Code (the "Code").

INCENTIVE COMPENSATION
The incentive compensation for executive officers of the Company is principally derived from the Company's Management Incentive Plan. The Management Incentive Plan is a cash bonus plan designed to reward the executive officers for exceptional performance based on the achievement of annual Company performance goals. In order for participants to earn an award, the Company's growth in revenues and net income must exceed predefined amounts. Revenues for the year ended December 31, 1996 were $109.0 million, representing a 14.9% increase over 1995 revenues. Net income for the year ended December 31, 1996 was $6.3 million, representing a 65.4% decrease over 1995 net income. This financial performance by the Company resulted in an aggregate Management Incentive Plan bonus pool of $349,000, none of which was distributed.

The Chairman of the Board and Chief Executive Officer, after consulting with the other members of the executive officer group, makes a recommendation to the Compensation Committee regarding the allocation of the bonus pool among the executive officers. The Compensation Committee approves the actual allocation of bonuses under the Plan. For 1996, the Chairman of the Board and Chief Executive Officer recommended that no bonuses be allocated pursuant to the Management Incentive Plan.

STOCK BASED COMPENSATION
The Committee believes that ownership of the Company's Common Stock by management can effectively motivate the building of shareholder wealth by aligning the interests of management with those of the Company's shareholders. Stock based compensation for executive officers of the Company has historically taken the form of stock options. To supplement the use of stock options, the shareholders of the Company are being asked to approve at the Annual Meeting the Restricted Stock Incentive Plan, which is described in detail on page 9 of this Proxy Statement.

The Committee's determinations with regard to stock option grants to executive officers are based primarily on the officer's level of stock ownership, level of responsibility and individual performance. In 1996, the Committee granted stock options for 40,000 shares to Mr. Walker based on the foregoing criteria.

RETIREMENT BENEFITS
Executive officers also participate in the Company's retirement plan which provides that 7.5% of the first $150,000 of compensation (which is the Code compensation limit for retirement plans) be contributed to the Company's retirement plan, and that 7.5% of the compensation in excess of the $150,000 Code limit be paid by the Company as a cash award.

CEO COMPENSATION
Mr. Blanch has served as CEO of the Company since its formation in March 1993. Based on the Stock Performance Graph below, the Company's shareholders have received a total return (consisting of appreciation in the price of the Common Stock and assuming the reinvestment of all dividends) of 15.5% from May 6, 1993 through December 31, 1996. The base salary for Mr. Blanch has not increased during that time. However, he has received incentive compensation under the Company's Management Incentive Plan and also receives benefits pursuant to the Company's retirement plan. The Compensation Committee did not approve a bonus for Mr. Blanch under the 1996 Management Incentive Plan, at Mr. Blanch's request, even though he could have been awarded up to $174,500. Based on his annual performance review, it is expected that Mr. Blanch's base salary will be increased to $1 million for 1997, subject to potential restrictions and deferrals in order to comply with Section 162(m) of the Code.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)
Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying "performance-based compensation" and compensation paid pursuant to plans adopted prior to a company's initial public offering of securities will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the compensation of its executive officers in a manner that avoids the deduction limits of Section 162(m). Accordingly, in order to comply with the shareholder approval requirements for "performance-based compensation", the Company is submitting for shareholder approval its Management Incentive Plan and its Restricted Stock Incentive Plan.

                                   Compensation Committee
                                   Steven G. Rothmeier, Chairman
                                   Paul B. Ingrey, Member
                                   James N. Land, Jr., Member
                                   William B. Madden, Member
                                   Joseph D. Sargent, Member



                           STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return* (assuming dividends reinvested) on the Common Stock since May 6, 1993 (the effective date of the Company's registration statement for the initial public offering of Common Stock) to the cumulative total shareholder return over such period of (i) the S&P 500 Index and (ii) the S&P Insurance Broker Index.

                                    [GRAPH]
                             Cumulative Total Return
----------------------------------------------------------------------------------------------------------------------------
                                   5/93       6/93        9/93       12/93       3/94        6/94        9/94        12/94
Blanch E W Hldgs Inc   EWB          100        99         122          98          91         116         126         114
S&P 500                I500         100       103         106         108         104         104         110         110
S&P INSURANCE BROKERS  IINB         100        99          97          90          92          92          89          91


[WIDE TABLE CONTINUED]

                                  3/95        6/95        9/95        12/95       3/96        6/96        9/96        12/96
Blanch E W Hldgs Inc   EWB         103         104         106         132         113         113         110         116
S&P 500                I500        120         132         142         151         159         166         171         185
S&P INSURANCE BROKERS  IINB         98          97         105         104         109         109         111         123

----------------
* $100 invested on 05/06/93 in Common Stock or on 04/30/93 in the relevant index--including reinvestment of dividends. Fiscal year ending December 31.


                 APPROVAL OF THE E. W. BLANCH HOLDINGS, INC.
                       RESTRICTED STOCK INCENTIVE PLAN

The Compensation Committee has adopted a Restricted Stock Incentive Plan which is summarized below. The Plan is being submitted for shareholder approval in order to comply with the shareholder approval requirement for qualifying "performance-based compensation" under Section 162(m) of the Code which would generally preserve the tax-deductible status of incentive compensation payments.

SUMMARY OF RESTRICTED STOCK INCENTIVE PLAN
The objective of this plan is to provide at risk, equity-based compensation for a select group of management or highly compensated employees, in order to further incentivize those key employees to contribute to the financial success and growth of the Company, to the benefit of the Company's stockholders.

The eligible participants in the Restricted Stock Incentive Plan are Senior Vice Presidents, or employees holding equivalent or higher ranks in the Company or its subsidiaries (approximately 80 persons), which eligible participants include Messrs. Blanch, Wilkinson, Walker, Packer, and Nelson. Under this plan, which is voluntary, each eligible participant may elect to forego a specified percent of his or her base compensation, in exchange for the right to receive a restricted stock grant. The amount of restricted stock received is tied to achievement of certain objective performance goals. Those goals are established by the Compensation Committee within 90 days of the commencement of the applicable performance period. The target performance goals may be based on any or all of the following business criteria: stock price, market share, sales, earnings per share, return on equity, return on invested capital or net assets employed, cumulative total return to shareholders, consolidated pre-tax earnings, net earnings, operating income, earnings before interest and taxes, and cash flow, all as computed in accordance with generally accepted accounting principles. Once a participant makes his or her election to participate, that election is irrevocable for that performance period. If the target performance goals for the performance period are achieved, and the Compensation Committee so certifies, the participant is awarded restricted stock equal in value to two times the amount of base compensation the participant elected to forego, subject to a three-year vesting schedule. If those target performance goals are not achieved, the participant is awarded restricted stock equal in value to 50% of the amount of base compensation the participant elected to forego, which restricted stock fully vests on the April 1 following the end of that performance period. The plan can be amended by the Company's Board of Directors without shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE RESTRICTED STOCK INCENTIVE PLAN.



                 APPROVAL OF THE E. W. BLANCH HOLDINGS, INC.
                          MANAGEMENT INCENTIVE PLAN

The Compensation Committee has adopted a Management Incentive Plan which is summarized below. The Plan is being submitted for shareholder approval in order to comply with the shareholder approval requirement for qualifying "performance-based compensation" under Section 162(m) of the Code which would generally preserve the tax-deductible status of the incentive compensation payments.

SUMMARY OF MANAGEMENT INCENTIVE PLAN
The participants in the Management Incentive Plan are the executive officers of the Company, currently Messrs. Blanch, Wilkinson, Walker, Packer, and Nelson. Under the Management Incentive Plan, participants will be allocated awards from a bonus pool equal to 20% of the Company's Income before Taxes for each year (excluding the Management Incentive Plan expense) in excess of 120% of the Company's Income before Taxes for the prior year (excluding the Management Incentive Plan expense and excluding other extraordinary events, such as restructuring charges, as determined by the Compensation Committee) plus 37.5% of the aggregate bonus amount awarded to the operating subsidiaries under their Incentive Plans. The amount awarded to the operating subsidiaries under their Incentive Plans is based upon the achievement of revenue growth in excess of a predefined goal and profit margin improvement.

The Chief Executive Officer shall be paid 50% of the Management Incentive Plan bonus pool. The Committee may not increase this percentage allocation, but may, in its discretion, reduce it. Bonuses will be allocated to the other executive officers from the remaining funds in the pool based upon the Committee's judgment of their performance during the year. In addition, individual bonuses paid to the participants may not exceed 100% of their respective base salaries for the year. Bonuses available for distribution will be paid by March 15 of the following year. In order to be eligible to receive a bonus, a participant must be an employee of the Company on the date such bonus is to be paid.

The design of the Management Incentive Plan is the same as the 1996 Management Incentive Plan, previously approved by shareholders. If the Management Incentive Plan had been in effect during 1996 the aggregate award computed under the Plan would have been $349,000.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MANAGEMENT INCENTIVE PLAN.


                       APPROVAL OF THE AMENDMENT TO THE
                         EMPLOYEE STOCK PURCHASE PLAN

In 1994, the Company's Board of Directors adopted, and the shareholders approved, an Employee Stock Purchase Plan. This plan became effective on May 1, 1994 and by its terms expires as of May 1, 1997. The plan allows eligible employees of the Company or its subsidiaries to purchase shares of Common Stock at 90% of fair market value. All regular part-time and full-time employees of the Company are eligible to participate. No eligible employee may purchase stock which exceeds $25,000 of fair market value of such stock, determined at the time of purchase, for each calendar year that the plan is in effect. As of February 28, 1997, eligible employee have purchased 32,109 shares of Common Stock under this plan.

Under this plan as currently approved, certain plan terms can be altered, amended or suspended only with approval of the shareholders, including any extension in the duration of the plan.

The amendment to the Employee Stock Purchase Plan being submitted to the shareholders for approval is as follows: to extend the duration of the plan an additional five years, until May 1, 2002.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.



                       APPROVAL OF THE AMENDMENT TO THE
                          1993 STOCK INCENTIVE PLAN

In 1993, the Company's Board of Directors adopted, and the shareholders approved, a Stock Incentive Plan. This plan is the vehicle for, among other things, awarding stock options or stock appreciation rights ("SARs") to eligible employees. Regulations promulgated by the Internal Revenue Service pursuant to Section 162(m) of the Code provide that the plan under which stock options or SARs are granted must state the maximum number of shares with respect to which stock options or SARs may be granted during a specified period to any employee. The deadline for compliance with these regulations is the first meeting of shareholders after December 31, 1996. The Company's Stock Incentive Plan as currently drafted and approved does not comply with these regulations. The purpose of the proposed amendment, for which shareholder approval is sought, is to comply with these regulations, and thereby preserve the deductibility of stock option and SAR awards under
Section 162(m).

The proposed amendment to the 1993 Stock Incentive Plan is as follows: "Award Limitations Under the Plan. No Eligible Person may be granted any Award or Awards, the value of which Awards are based solely on an increase in the value of the shares after the date of grant of such Awards, for more than 250,000 shares in the aggregate in any calendar-year period. The foregoing annual limitation specifically includes the grant of any 'performance-based' awards within the meaning of Section 162(m) of the Code."

At the Annual Meeting, the shareholders are being requested to consider and approve the foregoing amendment to the Stock Incentive Plan.

The essential features of the Stock Incentive Plan are outlined below.

STOCK INCENTIVE PLAN. The Stock Incentive Plan is administered by the Compensation Committee and no Compensation Committee member is eligible to participate in the Stock Incentive Plan.

Options granted under the Stock Incentive Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("NQSOs"). The exercise price of the options will be determined by the Compensation Committee when the options are granted, subject to a minimum price in the case of ISOs of the Fair Market Value (as defined in the Stock Incentive Plan) of the Common Stock on the date of grant (110% of Fair Market Value in the case of greater than 5% shareholders) and a minimum price in the case of NQSOs of the par value of the Common Stock. In the discretion of the Compensation Committee, the option exercise price may be paid in cash or in shares of Common Stock or other property having a Fair Market Value on the date of exercise equal to the option exercise price, or by delivering to the Company a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price.

The Stock Incentive Plan permits the Compensation Committee to grant stock appreciation rights ("SARs"). An SAR granted as an alternative or a supplement to a related stock option will entitle its holder to be paid an amount equal to the Fair Market Value of the Common Stock subject to the SAR on the date of exercise of the SAR less the exercise price of the related stock option or such other price as the Compensation Committee may determine at the time of the grant of the SAR (which may not be less than the lowest price which the Compensation Committee may determine under the Stock Incentive Plan for such stock option.)

Shares of Common Stock covered by a restricted stock award will be issued to the recipient at the time the award is granted but will be subject to forfeiture in the event continued employment and/or other restrictions and conditions established by the Compensation Committee at the time the award is granted are not satisfied.

A performance unit or phantom stock award will provide for the future payment of cash or the issuance of shares of Common Stock to the recipient if continued employment or other performance objectives established by the Compensation Committee at the time of grant are attained.

Stock bonus awards, restricted stock awards and performance unit awards may, in the discretion of the Compensation Committee, be settled in cash, on each date on which shares of Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the Fair Market Value of such shares on such date.

As of March 3, 1997, NQSOs covering 150,000 shares of Common Stock had been granted to the Company's executive officers as a group, of which 100,000 were granted to Mr. Chris L. Walker, President and Chief Operating Officer, and 50,000 of which were granted to Mr. Tom S. Nelson, Executive Vice President and Chief Accounting Officer. Options covering 642,500 shares of Common Stock had been granted to employees other than executive officers, as a group. The term of all such options is ten years. The options become exercisable over the first five years of the term. As of March 3, 1997, 108,229 of the options granted are exercisable. None of these options were exercised as of that date. All of the options were granted at a price equal to the market price on the date of the grant, and such option prices range from $17.50 to $22.75.

On March 3, 1997, the closing sale price of a share of Common Stock on the New York Stock Exchange was $23.00.

FEDERAL TAX CONSEQUENCES. Set forth below is a brief description of the federal income tax consequences applicable to ISOs and NQSOs granted under the Stock Incentive Plan.

ISOS
No taxable income is realized by the optionee upon the grant or exercise of an ISO. If Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee's employer for federal income tax purposes.

If the Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) the optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a NQSO.

The exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee, unless the optionee engages, within the same year of exercise, in a disqualifying disposition of the shares received upon exercise. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer is required to determine his potential liability under the alternative minimum tax.

In general, for purposes of the alternative minimum tax, the exercise of an ISO will be treated essentially as if it were the exercise of a NQSO. As a result, the rules of Section 83 of the Code relating to transfers of property, including restricted property, will apply in determining the optionee's alternative minimum taxable income. Consequently, an optionee exercising an ISO with respect to unrestricted Common Stock will have income, for purposes of determining the base for the application of the alternative minimum tax, in an amount equal to the spread between the option price for the shares and the fair market value of the shares on the date of exercise.

NQSOS
With respect to NQSOs: (1) no income is realized by the optionee at the time the option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.


                       RATIFICATION AND APPROVAL OF THE
                     APPOINTMENT OF INDEPENDENT AUDITORS

On January 23, 1997, the Board of Directors selected the accounting firm of Ernst & Young LLP to serve as its independent auditor for the fiscal year ending December 31, 1997. A proposal to ratify that appointment will be presented at the Meeting. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 14, 1997, the Company purchased 750,000 shares of Common Stock from Edgar W. Blanch, Jr., the Company's Chairman and Chief Executive Officer. This purchase was negotiated between Mr. Blanch and a Select Committee of the Board of Directors made up of the Board's outside directors. The shares were purchased at a negotiated price of $19.40 per share or $14,550,000. The purchase price represented a 14.7% discount from the trading price of the Company's Common Stock at the time of the purchase. The purchase agreement also included a commitment by Mr. Blanch not to sell his remaining shares for at least a two-year period, except with the approval of the Select Committee.


In December 1993, the Company invested in Conning Insurance Capital Limited Partnership III (the "Fund"), a private equity fund which invests in the insurance industry. One of the Company's directors, Joseph D. Sargent, was Vice Chairman of Conning & Company at the time, whose affiliate is the general partner of the Fund. The Company's Chairman and Chief Executive Officer is a member of the Advisory Board of the Fund. At December 31, 1996, a total commitment of $4,000,000 had been paid to the Fund.

ADDITIONAL INFORMATION

GENERAL
As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. However, since matters of which Management is not now aware may come before the Annual Meeting or any adjournment, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
It is anticipated that the next Annual Meeting, after the one scheduled for April 24, 1997, will be held on or about April 23, 1998. All shareholder proposals relating to a proper subject for action at the Annual Meeting in 1998, to be included in the Company's Proxy Statement and form of proxy relating to that meeting, must be received by the Company for its consideration at its principal executive offices no later than November 21, 1997. Any such proposal should be submitted by certified mail, return receipt requested.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING. REQUESTS FOR COPIES OF THIS REPORT SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT, E.W. BLANCH HOLDINGS, INC., 4300 CENTERVIEW DRIVE, SAN ANTONIO, TEXAS 78228.

                                   By Order of the Board of Directors

                                   /s/ Daniel P. O'Keefe
                                   Daniel P. O'Keefe
                                   Secretary

March 24, 1997


                         E. W. Blanch Holdings, Inc.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


  The undersigned hereby appoints Edgar W. Blanch, Jr. and Chris L. Walker as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of E. W. Blanch Holdings, Inc. held of record by the undersigned on March 3, 1997, at the Annual Meeting of Shareholders to be held on April 24, 1997 or any adjournment thereof.


1. ELECTION OF DIRECTORS.
   [ ] FOR all nominees listed below
       (EXCEPT AS MARKED TO THE CONTRARY BELOW):

   [ ] WITHHOLD AUTHORITY
       TO VOTE FOR ALL NOMINEES LISTED BELOW:

(INSTRUCTION: to withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------
                  Joseph D. Sargent, Frank S. Wilkinson, Jr.


2. APPROVAL OF THE E. W. BLANCH HOLDINGS, INC. RESTRICTED STOCK INCENTIVE PLAN.
                       [ ]  FOR   [ ]  AGAINST   [ ] ABSTAIN

3. APPROVAL OF THE E. W. BLANCH HOLDINGS, INC. MANAGEMENT INCENTIVE PLAN.
                       [ ]  FOR   [ ]  AGAINST   [ ] ABSTAIN

4. APPROVAL OF THE AMENDMENT TO THE E. W. BLANCH HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN.
                       [ ]  FOR   [ ]  AGAINST   [ ] ABSTAIN

5. APPROVAL OF THE AMENDMENT TO THE E.W. BLANCH HOLDINGS, INC. 1993 STOCK INCENTIVE PLAN.
                       [ ]  FOR   [ ]  AGAINST   [ ] ABSTAIN

6. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.
                       [ ]  FOR   [ ]  AGAINST   [ ] ABSTAIN

                (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)



                          (CONTINUED FROM OTHER SIDE)

7. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF SPECIFIC DIRECTIONS, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEMS 2-6.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   Dated: ________________________________, 1997

                                   _____________________________________________
                                                  Signature
                                   _____________________________________________
                                           Signature if held jointly

                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE